Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Unusual Machines, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	(1)	Other	3,326,081	$13.1650	$43,787,856.00	0.0001381	$6,047.10

Total Offering Amounts:						$43,787,856.00		6,047.10
Total Fee Offsets:								0.00
Net Fee Due:								$6,047.10

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Offering Note(s)

(1)	This Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable under the Unusual Machines, Inc. 2022 Amended and Restated Equity Incentive Plan (the “Plan”) pursuant to outstanding stock option awards set forth herein as a result of stock splits, stock dividends and other terms pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”).

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on NYSE American LLC on February 10, 2026.

Represents shares of Common Stock available for future grants under the Plan as of the date of this Registration Statement.